Exhibit 99.1

NEWS RELEASE

Digital Realty Announces Appointment of Andy Power as Chief Executive Officer

CEO Bill Stein to Depart from Company

Austin, TX – December 13, 2022 – Digital Realty (NYSE: DLR) (the “Company”), the largest global provider of cloud- and carrier-neutral data center, colocation and interconnection solutions, announced today that its Board of Directors has appointed current President and Chief Financial Officer (“CFO”), Andrew P. Power, as its Chief Executive Officer (“CEO”) and to the Board of Directors, effective immediately. CEO A. William Stein has departed from his role as CEO and resigned from the Board of Directors. Mr. Stein will remain with the Company through year end.

On behalf of Digital Realty’s Board of Directors, Chairman Mary Hogan Preusse stated, “I want to thank Bill for his exemplary leadership and congratulate him on the tremendous success that he has achieved for Digital Realty and its stakeholders. We wish him all the best in the next phase.”

Mr. Power has served as President of Digital Realty since November 2021 and as the Company’s CFO since 2015, with responsibility for global portfolio operations, technology development and innovation, service provider and enterprise customer solutions, asset management and information technology as well as the Company’s financial functions across Digital Realty’s global platform. Prior to joining Digital Realty, Mr. Power held positions of increasing responsibility in investment banking, having most recently served as Managing Director at Bank of America Merrill Lynch. Mr. Power was also a member of the lead underwriting team that advised Digital Realty on its initial public offering in 2004.

On behalf of Digital Realty’s Board of Directors, Chairman Mary Hogan Preusse stated, “Andy has spent the last two decades developing a unique skillset and unparalleled professional relationships that will enable him to excel in his new role as CEO. As President and CFO, Andy has worked tirelessly to help broaden Digital Realty’s presence and value proposition, enhance the Company’s financial flexibility and build the world’s largest, data center platform. I am proud to be able to hand the reins to a capable leader and look forward to watching Andy lead the Company in the years ahead.”

Ms. Hogan Preusse continued, “Andy has a clear vision for the Company’s future and a strong track record of execution. The Board looks forward to working with him to build on our momentum as well as to help guide Digital Realty to support the ongoing digital transformation of our growing customer base and continue executing across our global platform of highly connected data centers.”

“I am honored to be named Digital Realty’s CEO, and I want to thank Bill for all that he has contributed to Digital Realty and for nearly two decades of partnership,” said Mr. Power. “I am grateful for the opportunity to lead this irreplaceable platform and our enormously talented and driven colleagues into the future. As CEO, I look forward to meeting the needs of our growing customer base and supporting our dedicated employees as we deliver on our strategic priorities, strengthen our value proposition and improve the core growth of our portfolio.”

Mr. Power will remain President of Digital Realty and will continue to serve as CFO, with plans to announce a permanent successor in early 2023.

NEWS RELEASE

About Digital Realty

Digital Realty brings companies and data together by delivering the full spectrum of data center, colocation and interconnection solutions. PlatformDIGITAL®, the company’s global data center platform, provides customers with a secure data “meeting place” and a proven Pervasive Datacenter Architecture (PDx™) solution methodology for powering innovation and efficiently managing Data Gravity challenges. Digital Realty gives its customers access to the connected communities that matter to them with a global data center footprint of 300+ facilities in 50+ metros across 27 countries on six continents. To learn more about Digital Realty, please visit digitalrealty.com or follow us on LinkedIn and Twitter.

Investor Relations

Jordan Sadler / Jim Huseby

Digital Realty

(737) 281-0101

InvestorRelations@digitalrealty.com

Media Contacts

Helen Bleasdale

Digital Realty

(737) 267-6822

hcbleasdale@digitalrealty.com

Forward-Looking Statements

This press release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially, including statements related to the leadership succession and transition plans. For a list and description of such risks and uncertainties, see the reports and other filings by the company with the U.S. Securities and Exchange Commission. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.